Exhibit 11.2

Consent of Independent Public Accounting Firm

We consent to the inclusion in the foregoing Amendment No. 2 to Post-Qualification Amendment No. 1 on Form 1-A/A of Elevate.Money REIT I, Inc. (the “Company”), formerly known as Escalate Wealth REIT I, Inc., of our report dated July 15, 2021, relating to our audit of the Company’s balance sheet as of December 31, 2020, and the related notes to the balance sheet to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts”.

/s/ BAKER TILLY US LLP

Irvine, California

July 27, 2021